Exhibit 99

Granite City Food & Brewery Ltd.
Considering Voluntary Deregistration

MINNEAPOLIS October 22, 2013 — Granite City Food & Brewery Ltd. (OTCQB: GCFB) announced today that it has been considering several ways in which it might reduce the significant regulatory costs associated with its public reporting status.  The Company’s Board of Directors believes that the expense reductions inherent in deregistering its shares may be in the best interests of the Company.

“The Company has been engaged for some time in a study of the benefits and costs associated with being publicly traded as a reporting company,” said Rob Doran, CEO.  “In light of the Company’s size, small market capitalization and the thinly-traded market for its stock, the Board may find that the financial burden of reporting is disproportionate to any benefits of maintaining the registered status of the Company’s shares.”

The Company’s Board of Directors has been discussing several considerations relating to the Company’s status as an Exchange Act reporting company, including the potential impact of deregistration on security holders, potential costs savings and other factors.  In addition, the Board has determined to seek “no action” relief from the SEC, which would, if granted, enable the Company to voluntarily deregister without filing a Form 10-K for fiscal year 2013.

About the Company

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 29 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2013.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676